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                     CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
PAULA Financial:


We consent to the incorporation by reference in the registration statements (No. 333-42627 and No. 333-45517) on Form S-8 of PAULA Financial and subsidiaries of our report dated March 3, 1998, relating to the consolidated balance sheets of PAULA Financial and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of PAULA Financial.


                                       /s/ KPMG Peat Marwick LLP


Los Angeles, California
March 30, 1998